Exhibit 99.1

INVESTools Reports Strong Revenue Growth and Profit in Third Quarter; Revenue Advanced 43% from a Year Ago; Net Profit Is $484,000

    HOUSTON--(BUSINESS WIRE)--Nov. 13, 2003--INVESTools, Inc.,
(OTCBB:INVS.OB):

   Cash and Marketable Securities Are $11.1 Million, Up $8.7 Million
                            from a Year Ago



Third Quarter 2003 Highlights:

   --  Revenue rose 43% from the same quarter a year ago;

   -- Net profit of $484,000 compared to a net loss of $357,000 a year ago;

   --  Cash and marketable securities climbed to $11.1 million, up
        $8.7 million from the year earlier period;

   --  Lifetime value of the customer strategy proving successful;

   --  New strategic relationship forged with The Motley Fool;

   --  Michael H. Goldsmith and Douglas T. Tansill added to Board of
        Directors; and

   --  Advisory Board formed.


    INVESTools, Inc., (OTCBB:INVS.OB), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced that revenue rose 43% in the third quarter, ended September 30, 2003, to $17.4 million from $12.3 million in the same period a year ago. The Company reported a net profit of $0.01 a share in the period compared to a net loss of $0.01 a share in the third quarter of 2002.
    The Company noted that contrary to its usual pattern of lower revenue during the summer period, third quarter revenue was higher than expected. It attributed the significant revenue gain to higher workshop sales and increasing sales from additional products and services sold to workshop graduates as part of its lifetime value of the customer strategy.
    "We are pleased with INVESTools' third quarter improvement in revenue, profit and cash, which demonstrates the effectiveness of our lifetime value of the customer strategy," said Chairman and CEO Lee K. Barba.
    "The successful sale of our continuing education and advanced investor education products is improving our margins by spreading our marketing costs related to student acquisition over multiple product sales and renewals instead of simply a one-time workshop sale," he added. "One of the strongest metrics for measuring this success is the growth in Toolbox subscription renewals, which have increased to more than 30,000 current subscribers from 17,500 at the time of our merger in December 2001."
    The Company reported that it forged a new strategic relationship during the quarter with The Motley Fool, a popular investor Web site, to create and promote an investment education program under "The Motley Fool Personal Coaching System" brand, which is marketed and taught online. In addition, Michael H. Goldsmith and Douglas T. Tansill were elected to the Company's Board of Directors. The Company also formed an Advisory Board, appointing Andrew H. Forrester and John
B. Babcock, Jr. as its first members, which will assist the Company in identifying the best partners and opportunities to expand INVESTools' leadership in investor education.
    As of September 30, 2003, INVESTools had cash and marketable securities of $11.1 million, up from $2.4 at September 30, 2002. Excluding deferred revenue, a non-cash obligation, working capital at September 30, 2003 was $7.3 million, an increase of $1.1 million during the quarter.
    For the nine months ended September 30, 2003, revenue rose 23% to $49.4 million from $40.1 million for the first nine months of 2002. Net loss for the first three quarters of 2003, before income taxes and the cumulative effect of a change in accounting principle for goodwill, improved to a loss of $723,000, or a loss of $0.02 per share, from a loss of $2.1 million, or a loss of $0.05 per share, for the same period in 2002.
    In the first nine months, the Company's program to control general and administrative costs contributed to the Company's improved financial performance. General and administrative costs declined 9.1% to $9.9 million from $10.9 million in the year earlier period, even though revenue increased. The current year's costs include a non-recurring item, the payment of $700,000 in severance costs for departed executives.

    About INVESTools Inc.

    INVESTools Inc. is a global leader in investor education. The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, "at home" study programs, personal training sessions and through the Web. Nearly 90,000 investors around the world have graduated from INVESTools investor education programs. For more information regarding the Company's products and services, visit INVESTools' corporate Web site at http://www.investools.com.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal proceedings, success of marketing efforts, timing of tax refunds and other risks detailed from time to time in the Company's SEC filings. The Company assumes no obligation to update the information in this release.




                   INVESTOOLS INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
               (In thousands, except per share amounts)
                              (unaudited)
                                                                Three
                                                                Months
                            Three Months       Nine Months      Ended
                           Ended September    Ended September   June
                                  30,               30,          30,
                          ----------------- ----------------- --------
                             2003     2002     2003     2002     2003
                             ----     ----     ----     ----     ----

 Revenue                  $17,437  $12,228  $49,444  $40,114  $18,127
 Costs and expenses:
  Cost of revenue           8,326    5,290   26,392   18,133   10,671
  Selling expense           4,971    2,700   12,915    8,625    4,256
  Related party expense -
   selling                      -    1,234      501    3,964        -
  General and
   administrative expense   3,617    3,150    9,939   10,940    3,351
  Depreciation and
   amortization expense        91      241      461      477      139
                          ----------------- ----------------- --------
    Total costs and
     expenses              17,005   12,615   50,208   42,139   18,417
     Income (loss) from
      operations              432     (387)    (764)  (2,025)    (290)
 Other income (expense):
  Interest income and
   other, net                  52       29       41        2       10
  Minority interest
   expense                      -       (9)       -      (36)       -
                          ----------------- ----------------- --------
     Total other income
      (expense)                52       20       41      (34)      10
                          ----------------- ----------------- --------
 Income (loss) before
  Income taxes and
  cumulative                  484     (367)    (723)  (2,059)    (280)
    effect of accounting
     change
  Income tax expense            -        -    1,464        -    1,464
                          ----------------- ----------------- --------
 Income (loss) before
  cumulative effect of        484     (367)  (2,187)  (2,059)  (1,744)
    accounting change
  Cumulative effect of
   accounting change            -       10        -  (28,174)       -
                          ----------------- ----------------- --------
 Net income (loss)            484     (357)  (2,187) (30,233)  (1,744)
  Preferred stock dividend      -        -        -      (45)       -
                          ----------------- ----------------- --------
 Net income (loss)
  available to common
  stockholders               $484    $(357) $(2,187)$(30,278) $(1,744)
                          ================= ================= ========
 Diluted per share
  amounts:
  Income (loss) from
   operations               $0.01   $(0.01)  $(0.02)  $(0.05)  $(0.01)
  Income (loss) before
   accounting change         0.01    (0.01)   (0.05)   (0.05)   (0.04)
  Cumulative effect of
   accounting change            -        -        -    (0.68)       -
                          ----------------- ----------------- --------
  Net income (loss)
   available to common
   stockholders             $0.01   $(0.01)  $(0.05)  $(0.73)  $(0.04)
                          ================= ================= ========
 Average diluted shares    44,407   42,653   43,516   41,677   43,423
                          ================= ================= ========

    CONTACT: INVESTools, Houston
             Paul Helbling, 281-588-9102
             paul.helbling@investools.com
             or
             Stern & Co.
             Truc N. Nguyen, 212-888-0044
             tnguyen@sternco.com